RLHC Reports First Quarter 2015 Results
Marks Eighth Consecutive Quarter of RevPAR growth;
Continued Network Expansion with 13 New Franchise and Management Deals Executed in 2015;
Acquired GuestHouse International and Settle Inn Brands Increasing Portfolio to 130 Hotels in 30 States

SPOKANE, WA, May 7, 2015 - (GLOBE NEWSWIRE) -- RLHC (“Red Lion Hotels Corporation”) (NYSE: RLH), a growing hospitality company that operates and franchises upscale, midscale and economy hotels, today reported first quarter 2015 results.

Highlights:

•
RevPAR from comparable company operated hotels increased 10.7 percent year over year in the first quarter. Franchised hotels RevPAR increased 13.1 percent year over year in the first quarter. Comparable systemwide RevPAR increased 12.1 percent year over year during the same period.

•
ADR and Occupancy from comparable company operated hotels improved 5.3 percent and 300 bps year over year, respectively, in the first quarter. Franchised hotels ADR and Occupancy improved 5.0 percent and 350 bps year over year, respectively, in the first quarter. Comparable systemwide ADR and Occupancy improved 5.2 percent and 330 bps, respectively, from the prior year period.

•
Net income per share in the first quarter improved to $0.51 compared with a net loss per share of $0.18 in the prior year. Adjusted net loss per share was $0.23 in the first quarter of 2015 compared with an adjusted net loss per share of $0.17 in the first quarter of 2014.

•	Completed a comprehensive transaction to accelerate the execution of RLHC's national growth strategy including the sale of a minority stake in 12 hotels and refinancing of all secured debt.

•	Sold Bellevue and Wenatchee properties for $39.5 million in aggregate gross proceeds.
Subsequent Events:

•	Completed the first phase of a joint venture and refinancing transaction on the Company's Hotel RL in Baltimore's Inner Harbor.

•	Acquired 73 franchise license agreements and all the intellectual property of GuestHouse International and Settle Inn brands, increasing RLHC’s portfolio to 130 hotels in 30 states.

Comparable operating results (as disclosed in the table by the same title) for the periods included in this release exclude from hotel operations the results of the hotels or operations that have been sold and/or discontinued. Throughout this release the Company refers to certain non-GAAP financial measures, such as EBITDA and Adjusted EBITDA. Please refer to the tables attached to this release for a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure determined in accordance with GAAP.

“We are extremely pleased with our continued improved operating performance in the first quarter as we delivered double digit comparable systemwide RevPAR and hotel revenue growth,” said RLHC President and Chief Executive Officer Greg T. Mount. “This marks eight consecutive quarters of increased comparable RevPAR and positive Adjusted EBITDA. Our most recent results are a testament to our RevPak guest management system and its ability to drive increased bookings and average daily rates through strategic ecommerce and digital marketing as well as our focus on best in class hotel operations.

Mount continued, “We also utilized growth capital from previously owned real estate to accelerate our expansion, using a portion of the Bellevue property sales proceeds to acquire the GuestHouse International and Settle Inn brands, adding 73 franchised hotels to our system. This acquisition immediately establishes a national footprint for the RLHC hotel network and provides significant economies of scale, bringing our total portfolio to 130 hotels. The transaction also extends our reach into the important and growing economy segment while creating a new pipeline of potential owners for RLHC brands and providing a broader spectrum of guest acquisition opportunities.”

Mount concluded, “With these latest developments combined with our previously announced joint venture agreement, we have already achieved several major milestones in 2015 towards our strategic growth goals. We look forward to continuing to execute against these goals including the opening of the first Hotel RL in Baltimore's Inner Harbor later this summer. Additionally, we are well on our way to the deployment of the $26 million of loan proceeds apportioned to the renovation of the 12 company operated RL Venture properties.”

First Quarter 2015 Results

Comparable revenue from company operated hotels was $22.8 million, an increase of $2.0 million or 9.8 percent compared with the same period a year ago, primarily due to an increase in RevPAR. Comparable first quarter RevPAR increased 10.7 percent to $53.91 driven by a 5.3 percent increase in ADR to $89.23 and a 300 basis point increase in occupancy. Systemwide first quarter RevPAR increased 12.1 percent to $46.80 primarily from a 5.2 percent increase in ADR to $86.29 and a 330 basis point increase in occupancy. Comparable hotel direct operating margin decreased to 12.5 percent from 12.9 percent mainly due a prior year non-cash benefit in our loyalty program and the current year initial investment costs of the enhanced corporate development team.

Franchise revenue was $2.1 million, an increase of $0.6 million or 37.2 percent compared with the same period a year ago, principally due to a higher number of franchises added to the system. Net segment profits decreased $0.4 million over the prior year due to the initial investment costs of the enhanced franchise development team.

Entertainment revenue decreased by $1.4 million and net segment profits decreased by $0.5 million compared with the same period a year ago, mainly due to a 2014 run of a Broadway stage production in Honolulu, which did not repeat in 2015.

Net income attributable to RLHC in the first quarter of 2015 was $10.2 million compared with a net loss of $3.5 million in the same period a year ago. The improvement is primarily due to the recognition of $16.4 million of gain on the sales of Bellevue and Wenatchee, partially offset by the recognition of a $1.2 million loss on the early retirement of debt and $0.6 million in amortized early termination fees on the lease for the Red Lion Hotel Vancouver at the Quay. Net income per share for the first quarter of 2015 was $0.51 versus a net loss of $0.18 per share for the first quarter of 2014. After adjusting for special items, adjusted net loss per share for the first quarter 2015 was $0.23 versus an adjusted net loss of $0.17 per share in 2014.

Adjusted EBITDA for the first quarter of 2015 was $0.1 million compared with $1.1 million in the same period a year ago. The decrease is primarily due to a prior year non-cash benefit in our loyalty program and lower year-over-year income in our entertainment division coupled with current year initial investment costs of our enhanced corporate and franchise development teams.

Liquidity and Balance Sheet
At March 31, 2015, the Company had $76.6 million in cash and cash equivalents and outstanding debt of $82.3 million.

Capital expenditures for the first quarter totaled $2.2 million, primarily utilized for guest room renovations and information technology upgrades.

Subsequent Events
Subsequent to quarter-end, the Company sold a 21 percent stake in Hotel RL Baltimore Inner Harbor and concurrently entered into a debt financing arrangement. Total debt and equity proceeds of the transaction were approximately $15 million, of which the joint venture will use approximately $4 million for planned renovations.

The Company also completed the acquisition of all of the intellectual property rights and franchise license agreements on 73 GuestHouse International and Settle Inn & Suites properties for $8.5 million plus a potential additional payment of up to $1.5 million, increasing RLHC's portfolio across the U.S. to 130 hotels.

Lodging Development Update
Year-to-date, the Company executed 10 new franchise agreements:

•	Red Lion Hotel Wenatchee, WA - previously owned

•	Red Lion Inn & Suites Redding, CA - new location

•	Red Lion Hotel Gallup, NM - new franchise owner

•	Red Lion Hotel Farmington, NM - new franchise owner

•	Red Lion Hotel Grants, NM - new franchise owner

•	Red Lion Inn & Suites Eugene, OR - new location

•	Red Lion Inn & Suites Sacramento Midtown, CA - new location

•	Red Lion Inn & Suites Spokane, WA - new location

•	Red Lion Hotel Harrisburg, PA - new location

•	Red Lion Hotel Bakersfield, CA - new location

Year-to-date, excluding the 12 Hotel RL Venture hotels, the Company executed 3 new hotel management agreements:

•	Red Lion Hotel Bellevue, WA - previously owned

•	Hotel RL Baltimore Inner Harbor, MD - previously owned; to open August 2015

•	Red Lion Hotel Woodlake Conference Center Sacramento, CA - previously franchised

2015 Outlook
Based on the outlook for the markets in which the Company operates and on information currently available, the Company updates and affirms the following financial guidance for 2015, notwithstanding the acquisition of GuestHouse International and Settle Inn:

•	2015 RevPAR for comparable company operated hotels is now expected to increase 4 to 7 percent over 2014 versus the Company's prior guidance of an increase of 3 to 6 percent

•	Capital expenditures, including those associated with the 12 company operated RL Venture hotels and the related loan, are expected to be between $30 and $35 million

•	The Company expects to add between 20 and 30 hotels in the Red Lion Brands in 2015

Conference Call Information
The Company will conduct a conference call on May 7 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time), to discuss the results for interested investors, analysts and portfolio managers. Hosting the call will be President and Chief Executive Officer Greg Mount and Executive Vice President and Chief Financial Officer Jim Bell.

To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: (800) 230-1085. International callers should dial (612) 288-0329.

This conference call will also be webcast live on www.redlion.com in the Investor Relations section of the website. To listen to the live call, please go to the RLHC website at least fifteen minutes prior to the start of the call to register and to download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 3:30 p.m. Pacific Time on May 7, 2015 through June 7, 2015, at (800) 475-6701 or (320) 365-3844 (International), using access code 358587. The replay will also be available shortly after the call on the RLHC website.

About RLHC
Red Lion Hotels Corporation is a hospitality company primarily engaged in the franchising, management and ownership of upscale, midscale and economy hotels under the Hotel RL, Red Lion, Red Lion Inn & Suites, GuestHouse International and Settle Inn brands. Established in 1959, the company has 130 hotels system wide and also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company's website at www.redlion.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the Company's annual report on Form 10-K for the year ended December 31, 2014, and in other documents filed by the Company with the Securities and Exchange Commission.

For Additional Information:

Pam Scott, VP, Corporate Communications
(509) 777-6393 (Direct)
(509) 570-4610 (Cell)
Pam.Scott@redlion.com

Red Lion Hotels Corporation
Consolidated Statements of Comprehensive Income (Loss)
(unaudited)
($ in thousands, except footnotes and per share amounts)

	Three Months Ended March 31,
	2015	2014	$ Change	% Change
Revenue:
Company operated hotels	$23,772	$25,924	$(2,152)	(8.3)
Franchised hotels	2,093	1,526	567	37.2
Entertainment	3,677	5,105	(1,428)	(28.0)
Other revenues from managed properties	163	—	163	n/m
Other	10	33	(23)	(69.7)
Total revenues	29,715	32,588	(2,873)	(8.8)
Operating expenses:
Company operated hotels	20,922	22,814	(1,892)	(8.3)
Franchise	2,377	1,442	935	64.8
Entertainment	3,126	4,057	(931)	(22.9)
Other costs from managed properties	163	—	163	n/m
Other	8	114	(106)	(93.0)
Depreciation and amortization	2,976	3,143	(167)	(5.3)
Hotel facility and land lease	1,600	1,155	445	38.5
Gain on asset dispositions, net	(16,415)	(75)	(16,340)	n/m
General and administrative expenses	2,324	2,113	211	(10.0)
Total operating expenses	17,081	34,763	(17,682)	(50.9)
Operating income (loss)	12,634	(2,175)	14,809	n/m
Other income (expense):
Interest expense	(1,502)	(1,217)	(285)	23.4
Loss on early retirement of debt	(1,159)	—	(1,159)	n/m
Other income, net	272	93	179	192.5
Income (loss) before taxes	10,245	(3,299)	13,544	n/m
Income tax expense	112	31	81	261.3
Net income (loss) from continuing operations	10,133	(3,330)	13,463	n/m
Discontinued operations (1)
Loss from discontinued business units, net of income tax benefit of $0	—	(186)	186	n/m
Loss on disposal of the assets of discontinued business units, net of income tax benefit of $0	—	(2)	2	n/m
Net income (loss) from discontinued operations	—	(188)	188	n/m
Net income (loss)	10,133	(3,518)	13,651	n/m
Net (income) loss attributable to noncontrolling interest	30	—	30	n/m
Net income (loss) attributable to Red Lion Hotels Corporation	$10,163	$(3,518)	$13,681	n/m
Unrealized loss on cash flow hedge, net of tax	—	(1)	1	n/m
Comprehensive income (loss)	$10,163	$(3,519)	$13,682	n/m

Earnings per share - basic
Income (loss) from continuing operations attributable to RLHC	$0.51	$(0.17)
Income (loss) from discontinued operations	$—	$(0.01)
Net income (loss) attributable to RLHC	$0.51	$(0.18)
Earnings per share - diluted
Income (loss) from continuing operations attributable to RLHC	$0.51	$(0.17)
Income (loss) from discontinued operations	$—	$(0.01)
Net income (loss) attributable to RLHC	$0.51	$(0.18)

Non-GAAP Financial Measures(2)
EBITDA	$14,753	$873	$13,880	n/m
Adjusted EBITDA	$83	$1,061	$(978)	n/m
Adjusted net income (loss)	$(4,507)	$(3,330)	$(1,177)	35.3

(1) Discontinued operations includes a hotel in Eugene, Oregon that ceased operations in first quarter 2014.
(2) The definitions of "EBITDA", "Adjusted EBITDA" and Adjusted net income (loss) and how those measures relate to net income (loss) are discussed further in this release under Non-GAAP Financial Measures.

Red Lion Hotels Corporation
Consolidated Balance Sheets
(unaudited)
($ in thousands, except per share data)

	March 31, 2015	December 31, 2014
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$76,615	$5,126
Restricted cash	5,583	225
Accounts receivable, net	7,063	6,752
Notes receivable	2,932	2,944
Inventories	820	1,013
Prepaid expenses and other	3,268	3,671
Deferred income taxes	151	—
Assets held for sale	—	21,173
Total current assets	96,432	40,904
Property and equipment, net	159,468	160,410
Goodwill	8,512	8,512
Intangible assets	7,012	7,012
Notes receivable, long term	2,271	2,340
Other assets, net	3,905	3,849
Total assets	$277,600	$223,027
LIABILITIES
Current liabilities:
Accounts payable	$3,578	$2,952
Accrued payroll and related benefits	4,032	4,567
Other accrued entertainment expenses	8,859	5,625
Other accrued expenses	4,413	2,547
Deferred income taxes	—	2,778
Total current liabilities	20,882	18,469
Long-term debt, due after one year, net of discount	51,508	29,873
Deferred income	2,871	2,988
Deferred income taxes	2,971	35
Debentures due Red Lion Hotels Capital Trust	30,825	30,825
Total liabilities	109,057	82,190
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Red Lion Hotels Corporation stockholders' equity
Preferred stock- 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 19,918,778 and 19,846,508 shares issued and outstanding	199	198
Additional paid-in capital, common stock	142,479	153,671
Accumulated other comprehensive income (loss), net of tax	—	(203)
Retained earnings (accumulated deficit)	(2,665)	(12,829)
Total Red Lion Hotels Corporation stockholders' equity	140,013	140,837
Noncontrolling interest	28,530	—
Total stockholders’ equity	168,543	140,837
Total liabilities and stockholders’ equity	$277,600	$223,027

Red Lion Hotels Corporation
Additional Hotel Statistics
(unaudited)

Systemwide Hotels as of March 31, 2015
			Meeting Space
	Hotels	Rooms	(sq. ft.)
Company operated hotels	18	3,738	169,572
Franchised hotels	37	5,061	268,750
Leo Hotel Collection	2	3,256	241,000
Total systemwide	57	12,055	679,322

Comparable Hotel Statistics from Continuing Operations (1)
	Three months ended March 31, 2015				Three months ended March 31, 2014
	Average Occupancy(2)		ADR (3)	RevPAR (4)	Average Occupancy(2)	ADR (3)	RevPAR (4)
Company operated hotels	60.4%		$89.23	$53.91	57.4%	$84.76	$48.69
Franchised hotels	48.4%		$82.78	$40.03	44.9%	$78.83	$35.39
Total systemwide	54.2%		$86.29	$46.80	50.9%	$82.03	$41.74

Change from prior comparative period:
Company operated hotels	300.0	bps	5.3%	10.7%
Franchised hotels	350.0	bps	5.0%	13.1%
Total systemwide	330.0	bps	5.2%	12.1%

(1)
Includes all company operated and franchised hotels and excludes hotels classified as discontinued operations. This also excludes the two properties under the Leo Hotel Collection Brand. The Eugene property has been excluded from the company operated hotel statistics in the 2014 period due to the discontinued operation classification.

(2)
Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(3)	Average daily rate ("ADR") represents total room revenues divided by the total number of paid rooms occupied by hotel guests.
(4)	Revenue per available room ("RevPAR") represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation
Comparable Operations and Data From Continuing Operations
(unaudited)
($ in thousands)

Certain operating results for the periods included in this report are shown on a comparable hotel basis. Comparable hotels are defined as properties that are operated by the Company and excludes the results of discontinued operations, sold properties, and new properties that have been operated for less than 12 months. Discontinued operations include a hotel in Eugene, Oregon that ceased operations in first quarter 2014. Sold properties include the following: the Yakima property, which was sold in April 2014; the Kelso and Kennewick properties, which were sold in May 2014; the Canyon Springs property, which was sold in June 2014; the Pocatello property which was sold in October 2014; the Wenatchee property which was sold in January 2015; and the Bellevue property which was sold and subsequently managed in February 2015. New properties include the Baltimore property which is not yet operating.

We utilize these comparable measures because management finds them a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core, ongoing operations. We believe they are a complement to reported operating results. Comparable operating results are not intended to represent reported operating results defined by generally accepted accounting principles in the United States ("GAAP"), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP.

	Three Months Ended March 31,
	2015	2014
Company operated hotel revenue from continuing operations	$23,935	$25,924
less: company operated hotel revenue from discontinued, sold and new properties	(1,114)	(5,144)
Comparable company operated hotel revenue	$22,821	$20,780

Company operated hotel operating expenses from continuing operations	21,085	22,814
less: company operated hotel operating expenses from discontinued, sold and new properties	(1,126)	(4,707)
Comparable company operated hotel operating expenses	$19,959	$18,107

Company operated hotel direct operating margin from continuing operations	$2,850	$3,110
less: total company operated hotel direct operation margin from sold properties	$12	$(437)
Comparable company operated hotel direct margin	$2,862	$2,673
Comparable company operated hotel direct margin %	12.5%	12.9%

Red Lion Hotels Corporation
Reconciliation of Non-GAAP Measures
(unaudited)
($ in thousands)

EBITDA is defined as net income (loss), before interest, taxes, depreciation and amortization. We believe it is a useful financial performance measure due to the significance of our long-lived assets and level of indebtedness.
Adjusted EBITDA and Adjusted net income (loss) are additional measures of financial performance. We believe that the inclusion or exclusion of certain special items, such as gains and losses on asset dispositions and impairments, is necessary to provide the most accurate measure of core operating results and as a means to evaluate comparative results.
EBITDA, Adjusted EBITDA and Adjusted net income (loss) are commonly used measures of performance in the industry. We utilize these measures because management finds them a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core, ongoing operations. We believe they are a complement to reported operating results. EBITDA, Adjusted EBITDA and Adjusted net income (loss) are not intended to represent net income (loss) defined by generally accepted accounting principles in the United States ("GAAP"), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP. In addition, other companies in our industry may calculate EBITDA and in particular Adjusted EBITDA and Adjusted net income (loss) differently than we do or may not calculate them at all, limiting the usefulness of EBITDA, Adjusted EBITDA and Adjusted net income (loss) as comparative measures.

The following is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

		Three Months Ended March 31,
		2015	2014
Net income (loss) attributable to Red Lion Hotels Corporation		$10,163	$(3,518)
	Depreciation and amortization	2,976	3,143
	Interest expense	1,502	1,217
	Income tax expense	112	31
EBITDA		$14,753	$873
	Noncontrolling interest (1)	(30)	—
	Loss on discontinued operations (2)	—	188
	Gain on asset dispositions (3)	(16,362)	—
	Loss on early retirement of debt (4)	1,159	—
	Lease termination costs (5)	563	—
Adjusted EBITDA		$83	$1,061

(1)	Represents noncontrolling interests in consolidated joint ventures.
(2)	Discontinued operations include a hotel in Eugene, Oregon that ceased operations in first quarter 2014.
(3)
In the first quarter of 2015, we recorded $16.4 million in gain on the sale of the Bellevue and Wenatchee properties. These amounts are included in the line item "Gain on asset dispositions, net" on the accompanying consolidated statements of comprehensive income (loss).

(4)	During the first quarter of 2015, we recorded $1.2 million in loss on the early retirement of debt.
(5)	In the fourth quarter of 2014, we amended the lease for the Red Lion Hotel Vancouver at the Quay and recorded $0.6 million of additional amortized lease termination fees in the first quarter of 2015.

Red Lion Hotels Corporation
Reconciliation of Adjusted Net Income (Loss) to Net Income (Loss)
(unaudited)
($ in thousands)

The following is a reconciliation of adjusted net income to net income (loss) for the periods presented:

		Three Months Ended March 31,
		2015	2014
Net income (loss) attributable to Red Lion Hotels Corporation		$10,163	$(3,518)
	Noncontrolling interest (1)	(30)	—
	Loss on discontinued operations (2)	—	188
	Gain on asset dispositions (3)	(16,362)	—
	Loss on early retirement of debt (4)	1,159	—
	Lease termination costs (5)	563	—
Adjusted net income (loss)		$(4,507)	$(3,330)

Adjusted net income (loss) per share		(0.23)	(0.17)
Weighted average shares - basic		19,895	19,716
Weighted average shares - diluted		20,067	19,716

(1)	Represents noncontrolling interests in consolidated joint ventures.
(2)	Discontinued operations include a hotel in Eugene, Oregon that ceased operations in first quarter 2014.
(3)
In the first quarter of 2015, we recorded $16.4 million in gain on the sale of the Bellevue and Wenatchee properties. These amounts are included in the line item "Gain on asset dispositions, net" on the accompanying consolidated statements of comprehensive income (loss).

(4)	During the first quarter of 2015, we recorded $1.2 million in loss on the early retirement of debt.
(5)	In the fourth quarter of 2014, we amended the lease for the Red Lion Hotel Vancouver at the Quay and recorded $0.6 million of additional amortized lease termination fees in the first quarter of 2015.